UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
333-139609
333-139609-03
(Commission File Numbers)
SANTANDER DRIVE AUTO RECEIVABLES LLC
(with respect to SANTANDER DRIVE AUTO RECEIVABLES TRUST 2007-3)
(Exact name of registrant as specified in its charter)
8585 North Stemmons Freeway
Suite 1100-N
Dallas, Texas 75247
(214) 634-1110
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Santander Drive Auto Receivables Trust 2007-3 Class A-1 Asset Backed Notes
Santander Drive Auto Receivables Trust 2007-3 Class A-2-A Asset Backed Notes
Santander Drive Auto Receivables Trust 2007-3 Class A-2-B Asset Backed Notes
Santander Drive Auto Receivables Trust 2007-3 Class A-3 Asset Backed Notes
Santander Drive Auto Receivables Trust 2007-3 Class A-4-A Asset Backed Notes
Santander Drive Auto Receivables Trust 2007-3 Class A-4-B Asset Backed Notes
(Title of each class of securities covered by this form)
None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) continue)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☒
     Approximate number of holders of record as of the certification or notice date: 13
     Pursuant to the requirements of the Securities Exchange Act of 1934, Santander Drive Auto Receivables LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 2008	By:	/s/ Jason Kulas

	Name:	Jason Kulas
	Title:	Chief Financial Officer Santander Drive Auto Receivables LLC